EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2013 Results

Sacramento, CA, January 23, 2013 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $890,000, or $0.10 per diluted share for the fourth quarter of 2013 compared to $870,000, or $0.09 per diluted share for the fourth quarter of 2012. For the twelve months ended December 31, 2013, net income was $3.1 million or $0.34 per diluted share, compared to $3.2 million or $0.34 per diluted share for the twelve months ended December 31, 2012.

“Our team’s hard work has resulted in notable progress for American River Bankshares in 2013, including a 74% increase in new loan production from 2012,” said David Taber, President and CEO of American River Bankshares. “In addition to increased loan production, share repurchases, growth in core deposits and improved asset quality helped to bring a 36% appreciation in share price to our shareholders, with our shares trading over tangible book value at year end.”

Financial Highlights

•	Net loans totaled $251.7 million at December 31, 2013, up from $249.7 million at September 30, 2013, but down slightly from $252.1 million at December 31, 2012.

•	Other real estate owned (“OREO”) declined 45.9% to $6.6 million at December 31, 2013, compared to $12.2 million at December 31, 2012.

•	The allowance for loan and lease losses was $5.3 million (2.08% of total loans and leases) at December 31, 2013, compared to $5.6 million (2.18% of total loans and leases) at September 30, 2013 and $5.8 million (2.24% of total loans and leases) at December 31, 2012. The allowance for loan and lease losses to nonperforming loans and leases increased to 270.1% at December 31, 2013, from 114.9% at September 30, 2013 and 105.6% at December 31, 2012.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At December 31, 2013, American River Bank’s Leverage ratio was 11.9% compared to 12.5% at September 30, 2013 and 12.6% at December 31, 2012; the Tier 1 Risk Based Capital ratio was 22.0% compared to 23.2% at September 30, 2013 and 23.5% at December 31, 2012; and the Total Risk Based Capital ratio was 23.3% compared to 24.4% at September 30, 2013 and 24.8% at December 31, 2012.

•	The fourth quarter 2013 net interest margin was 3.44%, unchanged from the third quarter of 2013 and down from 3.80% for the fourth quarter of 2012.

•	Shareholders’ equity was $87.0 million at December 31, 2013, compared to $89.8 million at September 30, 2013 and $94.0 million at December 31, 2012. Tangible book value was $8.33 per share at December 31, 2013 compared to $8.31 per share at September 30, 2013 and $8.33 per share at December 31, 2012. Book value per share was $10.25 per share at December 31, 2013 compared to $10.16 per share at September 30, 2013 and $10.08 per share at December 31, 2012.

Northern California Economic Update, December 31, 2013

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past six to eight rolling quarters within the three primary markets in which the Company does business – Sacramento, Sonoma and Amador Counties. Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, Foreclosure Radar, the State of California Economic Development Department, Currency Trading News, CBRE, Sacramento Association of Realtors and National Association of Realtors. In general, the data included in the report shows economic indicators in these markets began trending upwards near the end of 2011, moving the economy off of its low from the prior years. After mixed results in the first half of 2012, trends were positive in the third and fourth quarters. In general, results for 2013 show positive trends. Activity in the residential market was positive throughout 2012 and 2013. Commercial real estate trends improved in the fourth quarter of 2012 and these trends have continued in 2013. In the fourth quarter of 2013, unemployment dropped and remains lower than year-end 2012. Positive trends and ongoing tangible signs of sustained growth are required before management can determine the viability of the economic recovery in each of these regions.

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Commercial Real Estate. In Sacramento County, office vacancies at the end of December 2013 were 15.2%, a decrease from 16.2% at year end 2012; retail vacancies dropped though the year but ended 2013 at 9.4%, equal to year-end 2012; and industrial vacancy is 11.5%, down from 11.9% at year-end 2012. Vacancy trends for all three property types are generally positive. In Sonoma County, after dropping in the second half of 2012, office vacancies increased in the first quarter of 2013 but, at 21.0% on September 30, 2013, are below year-end and the lowest in over two years; retail vacancies continue to drop and were 4.8% at September 30, 2013 compared to 5.4% at December 31, 2012; and industrial vacancies were 12.3% at year-end 2012 and, at 10.4% as of the end of the third quarter 2013, have dropped steadily through all of 2013. In both Counties, absorption of commercial real estate continues to show improvement. In Sacramento County, office, retail and industrial properties have had positive absorption in each of the past six quarters. In Sonoma County, office and industrial absorption has been a positive in each of the past five quarters with total absorption improving; retail absorption is not measured but with a 4.8% vacancy rate, the retail market remains strong in the County. In Sacramento County, commercial lease rates have shown little change in the last two years; office rates have been in the $1.74/SF to $1.76/SF range for eight consecutive quarters, retail has ranged from $1.34/SF to $1.39/SF over the same period, and industrial has ranged from $0.35/SF to $0.37/SF. Data for Sonoma County is not as positive; office leases have ranged from a low of $1.31/SF to the current rate of $1.44/SF (adjusted for NNN), and retail leases are down from $1.62/SF to $1.51, and industrial rates, after dropping in the first quarter, increased to $0.77/SF at the end of June with no change at the end of September. Another value indicator is the capitalization rate (CAP) for closed sales; generally a lower CAP results in a higher sales value. Data from CBRE shows that, at the end of September 2013, CAP rates for U.S./West are the lowest in the nation and at a two-year low.

Residential Real Estate. Residential real estate data is focused on California and the markets we serve, and is easiest measured by tracking foreclosure activity (number of filings and results of closed foreclosures), home sales (sales prices and asking prices), and in sales vs. inventory. Trends in 2012 have continued into 2013 in default activity, with lower Notice of Default and Notice of Sale filings. Statewide through eleven months of 2013 (annualized), the numbers of Notice of Default and Notice of Sale filings are less than 40% of 2012. Notable is the trend in number of closed foreclosures that are being purchased by third parties; these are properties that went to trustee sale auction and the buyer outbid the lender’s credit bid. For property foreclosures Statewide in 2012, third party bids were 40% of trustee sales; in 2013, this percentage was 46%. For Sacramento County in 2012, third party bids were 29% and this figure is 48% for 2013; Sonoma County increased from 29% to 48%; and Amador County increased from 11% to 16%. Compared to same period one year ago, sales prices for homes sold in 2013 increased by 32% in Sacramento and 19% in Sonoma County and 11% in Amador County. The trend in asking prices has changed from 2012 to 2013. Asking prices are 17% higher in Sacramento, but are lower by 4% in Sonoma County and 11% in Amador County.

In the Sacramento region, after five months of reporting a sales inventory of less than one month, inventory increased to 57 days at the end of November. Compared to 2012 the number of sales in October and November 2013 has declined but are still higher than in the same period of 2012. Coupled with an increase in homes for sale, net inventory is up. This is a not necessarily negative; as of the end of November, average days on market for closed sales was 29 days. In November 2013, Sacramento reported 1,268 sales compared to 2,428 active listings. Also, in January 2012, conventional sales, short sales and Bank REO sales each accounts for one-third of all sales. The trend has been consistently shifting to conventional sales, which were 85% of all sales in November 2013.

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Although not regional data, US home sales and new home starts are an indicator of an improving economy. Through November 2013, U.S home sales are at a level of 4.9 million homes sold; on an annualized basis, this is more that 1.2% lower than the same period of 2012. This is being driven by higher home loan rates, constrained inventory and tighter credit standards. In 2012, housing starts were 28% higher than 2011 and, through eleven months of 2013, they are 20% higher than 2012, at an adjusted annual rate of 1,091,000.

Employment. After an increase in unemployment to 11.4% in California in the second quarter of 2012, the rate dropped steadily to 9.6% at year-end 2012. Unemployment has fluctuated in 2013, increasing to 9.7% at the end of the first quarter, dropping to 8.5% in the second quarter, increasing to 8.9% at the end of the third quarter, and dropping again to 8.3% at year end. Job growth continues to be positive; through November 2013, the State has added 310,000 jobs, an increase of 1.82% over year end. At the end of November 2013, unemployment in two of our regions (Sacramento and Sonoma) is lower than the California average and, compared to one year ago, all three of our markets have improved. At November 30, 2013, the Sacramento unemployment rate was reported to be 8.1%, Sonoma was reported to be 6.0%, and Amador was reported to be 9.3%. Similar to the State, all three regions reported higher unemployment the third quarter, compared to the second quarter, but dropped at year-end. As noted, job growth in California has been positive and this trend is consistent in two of our markets. Through November 2013, Sacramento job growth was 10,100 compared to year-end 2012, an increase of 1.66%. Sonoma County reports similar positive job growth, up 5,900 in 2013, 2.49% higher than year end. Through 2011, Amador County experienced a general decline in the number of jobs but improved in 2012; total jobs grew by 40 (0.28%), Through November 2013, there are 30 less jobs, a decrease of (0.21%) compared to year end 2012.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $592.8 million at December 31, 2013, compared to $602.2 million at September 30, 2013, and $596.4 million at December 31, 2012.

Net loans totaled $251.7 million at December 31, 2013, up from $249.7 million at September 30, 2013 but down from $252.1 million at December 31, 2012. Nonperforming loans decreased $3.5 million (63.6%) from $5.5 million at December 31, 2012 to $2.0 million at December 31, 2013. Nonperforming loans decreased $2.8 million (58.3%) from $4.8 million at September 30, 2013. The decrease in nonperforming loans was predominately the result of loans returning to accrual status from improved credit quality with sustained payment performance, charge offs, payoffs, and transfers to other real estate owned (“OREO”).

The loan portfolio at December 31, 2013 included: real estate loans of $222.6 million (87% of the portfolio), commercial loans of $24.6 million (10% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $10.2 million (3% of the portfolio). The real estate loan portfolio at December 31, 2013 includes: owner-occupied commercial real estate loans of $86.6 million (39% of the real estate portfolio), investor commercial real estate loans of $97.6 million (44% of the real estate portfolio), construction and land development loans of $9.6 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $28.8 million (13% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, other assets and other real estate owned. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $9.5 million at December 31, 2013 from $17.7 million at year end 2012 and from $10.5 million at September 30, 2013. The NPAs to total assets ratio stood at 1.60% at the end of December 2013, down from 2.97% one year ago and 1.74% three months earlier.

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At December 31, 2013, the Company had nine OREO properties totaling $6.6 million. This compares to nine OREO properties totaling $5.6 million at September 30, 2013 and 20 OREO properties totaling $12.2 million at December 31, 2012. During the fourth quarter of 2013, the Company sold one property for no gain or loss and added a single property with a net book value of $1,225,000. The Company adjusted the balance on two properties, to fair value, that were obtained in a prior quarter by $83,000 for which updated information was received in the current quarter. These adjustments went to OREO expense. Other adjustments were a decrease of $28,000 in the OREO reserve for a potential sale that fell out of escrow. At December 31, 2013, the OREO valuation allowance was $105,000. This compares to a valuation allowance of $175,000 at December 31, 2012 and $133,000 at September 30, 2013.

There was no provision for loan and lease losses for the fourth quarter of 2013 and 2012. The Company had net charge-offs of $221,000 in the fourth quarter of 2013 compared to $153,000 in the fourth quarter of 2012. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At December 31, 2013, this evaluation resulted in specific reserves of $398,000 on nonperforming loans that were considered impaired compared to $801,000 at September 30, 2013 and $528,000 at December 31, 2012. In addition, there were six loans totaling $1.0 million, which are included in the $2.0 million of nonperforming loans and leases, which have been modified and are considered troubled debt restructures at December 31, 2013. At December 31, 2012 there were 13 loans totaling $2.5 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals. Loans measured for impairment were $27.0 million at the end of December 2013, compared to $28.7 million at September 30, 2013, and $30.1 million a year ago. Loans measured for impairment carried specific reserves of $1,598,000 at December 31, 2013 compared to $1,836,000 at September 30, 2013 and $1,595,000 at December 31, 2012.

Investment securities, which include stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $277.2 million at December 31, 2013, up 1.5% from $273.2 million at September 30, 2013 and up 16.9% from $237.2 million at December 31, 2012. At December 31, 2013, the investment portfolio was comprised of 88% mortgage-backed securities issued by government sponsored entities, 10% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At December 31, 2013, total deposits were $483.7 million, compared to $490.6 million at September 30, 2013 and $478.3 million one year ago. Core deposits decreased 1.4% to $391.5 million at December 31, 2013 from $397.1 million at September 30, 2013 but increased 2.7% from $381.3 million at December 31, 2012. The Company considers all deposits except time deposits as core deposits.

At December 31, 2013, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 19% of total deposits. At December 31, 2012, noninterest-bearing demand deposits accounted for 31% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances were 27% and time certificates were 20% of total deposits.

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Shareholders’ equity decreased to $87.0 million at December 31, 2013, compared to $89.8 million at September 30, 2013 and $94.0 million at December 31, 2012. The decrease in equity from December 31, 2012 was due to a reduction in common stock ($6.9 million), primarily related to the repurchases made under the 2013 Stock Repurchase Program. Retained earnings increased $3.1 million as a result of the net income during the period. Accumulated other comprehensive income decreased $3.2 million as a result of the decrease in the unrealized gain on securities due to increases in interest rates in 2013. During the fourth quarter of 2013, the Company repurchased 344,315 of its shares under the 2013 Stock Repurchase Program at an average price of $8.99. Year to date, the Company has repurchased 849,404 shares of its common stock at an average price of $8.24 per share. The Company recently announced a Stock Repurchase Program for 2014 (the “2014 Program”). The 2014 Program authorizes the repurchase during 2014 of up to 5% of the outstanding shares of the Company’s common stock, or approximately 424,462 shares based on the 8,489,247 shares outstanding as of December 31, 2013.

Net Interest Income

Fourth quarter 2013 net interest income was down 2% to $4.6 million from $4.7 million in the fourth quarter of 2012 and for the twelve months ended December 31, 2013, net interest income decreased 10% to $17.4 million from $19.4 million for the twelve months ended December 31, 2012. The net interest margin as a percentage of average earning assets was 3.44% in the fourth quarter of 2013, compared to 3.44% in the third quarter of 2013 and 3.80% in the fourth quarter of 2012. For the twelve months ended December 31, 2013, the net interest margin was 3.46% compared to 3.91% for the twelve months ended December 31, 2012. Interest income for the fourth quarter of 2013 decreased 4% to $4.9 million from $5.1 million for the fourth quarter of 2012 and for the twelve months ended December 31, 2013, interest income decreased 11% to $18.9 million from $21.3 million for the twelve months ended December 31, 2012. Interest expense for the fourth quarter of 2013 decreased 21% to $347,000 from $440,000 for the fourth quarter of 2012 and for the twelve months ended December 31, 2013 decreased 21% to $1.5 million from $1.9 million for the twelve months ended December 31, 2012.

The average tax equivalent yield on earning assets declined from 4.16% in the fourth quarter of 2012 to 3.70% for the fourth quarter of 2013 and for the twelve months ended December 31, 2013, declined to 3.75% from 4.28% for the twelve months ended December 31, 2012. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average investment securities. The foregone interest on nonaccrual loans decreased in the fourth quarter of 2013 compared to the fourth quarter of 2012 as has the impact on the net interest margin. During the fourth quarter of 2013, foregone interest income on nonaccrual loans was approximately $58,000, compared to foregone interest of $114,000 during the fourth quarter of 2012. The foregone interest had a 4 basis point negative impact on the yield on earning assets during the fourth quarter of 2013 compared to a 9 basis point negative impact during the fourth quarter of 2012. During 2013, foregone interest income on nonaccrual loans was approximately $327,000, compared to foregone interest of $715,000 during 2012. The foregone interest had a 6 basis point negative impact on the yield on earning assets during 2013 compared to a14 basis point negative impact during of 2012.

The average balance of earning assets increased 8% from $497.7 million in the fourth quarter of 2012 to $535.7 million in the fourth quarter of 2013 and for the twelve months ended December 31, 2013, increased 1.5% to $511.9 million from $504.5 million for the twelve months ended December 31, 2012. The positive change in average earning assets is somewhat mitigated by the mix of the assets as principal reductions from loan paydowns have shifted into lower yielding investment securities. This mix change has contributed to the decrease in the yield on earning assets mentioned above.

The Company did see some success in the loan production area in 2013. New loan production in 2013 was $64.0 million, up 74% from $36.7 million in 2012. Much of the new loan production occurred in the latter half of 2013 and when compared to the fourth quarter of 2012, average loan balances were down 4% to $254.8 million for the fourth quarter of 2013 and decreased 10% to $252.8 million for the twelve months ended December 31, 2013. Compared to the fourth quarter of 2012, average investment securities were up 21% to $279.8 million for the fourth quarter of 2013.

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Average deposits increased from $475.3 million during the fourth quarter of 2012 to $493.1 million during the fourth quarter of 2013 and from $471.1 million during 2012 to $477.2 million during 2013. Average borrowings decreased from $18.0 million during the fourth quarter of 2012 to $16.0 million during the fourth quarter of 2013 and for the twelve months ended December 31, 2013, increased to $16.8 million from $16.3 million for the twelve months ended December 31, 2012.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2013 was $480,000, down 29% from $675,000 in the fourth quarter of 2012 and for the twelve months ended December 31, 2013, was down 27% to $2.0 million from $2.8 million for the twelve months ended December 31, 2012. On a quarter over quarter basis, the decrease in noninterest income was primarily related to a decrease in rental income from OREO properties from $233,000 in the fourth quarter of 2012 to $74,000 in 2013, a decrease in service charges on deposit accounts from $161,000 in 2012 to $152,000 in 2013 and a decrease in merchant income from $126,000 in 2012 to $111,000 in 2013. The decrease in OREO income results from lower rents received from foreclosed office buildings as the Company has been able to sell some of these office buildings. The decrease in service charges is primarily related to lower fees collected on checks drawn on insufficient funds. The merchant income decrease is related to less volume on existing clients as well as lower growth.

On a year over year basis, the decrease in noninterest income was primarily related to a decrease in income from OREO properties from $886,000 in 2012 to $316,000 in 2013, a decrease in service charges on deposit accounts from $724,000 in 2012 to $590,000 in 2013 and a decrease in merchant income from $531,000 in 2012 to $443,000 in 2013. The decrease in the twelve month period in 2013 was partially offset by proceeds of a life insurance policy on a former director, resulting in tax-free income of $118,000 that was recorded during the first quarter of 2013.

Noninterest expense decreased 14% to $3.7 million for the fourth quarter of 2013 from $4.4 million in the fourth quarter of 2012 and for the twelve months ended December 31, 2013, was down 11% to $14.9 million from $16.7 million for the twelve months ended December 31, 2012. While there were many fluctuations in expense related items between the fourth quarter of 2012 and 2013, three areas of note would be a decrease in OREO related expense from $650,000 in 2012 to $299,000 in 2013, operating losses were $96,000 in the fourth quarter of 2012 compared to a credit balance of $70,000 in the fourth quarter of 2013, and a decrease in regulatory assessments from $159,000 in 2012 to $110,000 in 2013. On a year over year basis, OREO related expense decreased from $2.1 million in 2012 to $936,000 in 2013, operating losses were $126,000 in 2012 compared to a credit balance of $25,000 in 2013, and regulatory assessments decreased from $633,000 in 2012 to $382,000 in 2013. The primary reason for the decrease in OREO related expenses is due to the sale of a number of properties, including office buildings. The change in operating losses results from the reversal of an $85,000 reserve set aside for a potential loss. The amount was expensed in the fourth quarter of 2012 and in the fourth quarter of 2013 it was determined to not be required and reversed. The decrease in the regulatory assessments relates to lower assessed expense and an adjustment to the FDIC accrual based upon an updated analysis revealing that the accrual should be reduced.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2013 decreased to 73.01% from 79.71% for the fourth quarter of 2012 and for the twelve months ended December 31, 2013, increased to 75.61% from 73.69% for the twelve months ended December 31, 2012.

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Provision for Income Taxes

Federal and state income taxes for the quarter ended December 31, 2013 increased from $131,000 in the fourth quarter of 2012 to $424,000 in the fourth quarter of 2013. For the twelve months ended December 31, 2013, the provision for income taxes increased to $1.3 million from $860,000 for the twelve months ended December 31, 2012. The lower tax expense in 2012 resulted from normal tax benefits such as the benefits of tax-free income related to municipal bonds and bank owned life insurance, but also in the third quarter of 2012, the Company began recognizing the benefits of Enterprise Zone credits on its State tax return. This was the first time the Company had used the hiring credit and the sales and use tax credit offered under the California Enterprise Zone program. In 2012, the Company not only realized the benefit of these tax credits for 2012 but also realized the benefit for credits from amended tax returns filed for 2009 and 2010.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 23, 2014 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available approximately twenty-four hours after the call’s completion on https://www.AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$17,948	$55,461
Interest-bearing deposits in banks	1,000	750
Investment securities	273,976	233,956
Loans & leases:
Real estate	222,625	213,900
Commercial	24,545	30,811
Lease financing	1,344	1,509
Other	8,892	11,909
Deferred loan and lease origination fees, net	(313)	(230)
Allowance for loan and lease losses	(5,346)	(5,781)
Loans and leases, net	251,747	252,118
Bank premises and equipment, net	1,500	1,888
Goodwill and intangible assets	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,248	3,254
Other real estate owned, net	6,621	12,237
Accrued interest receivable and other assets	20,392	20,404
	$592,753	$596,389

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$145,516	$151,201
Interest checking	59,042	50,891
Money market	135,169	127,644
Savings	51,733	51,539
Time deposits	92,230	96,981
Total deposits	483,690	478,256
Short-term borrowings	8,000	2,000
Long-term borrowings	8,000	16,000
Accrued interest and other liabilities	6,043	6,139
Total liabilities	505,733	502,395

SHAREHOLDERS’ EQUITY
Common stock	$61,108	$67,977
Retained earnings	24,789	21,732
Accumulated other comprehensive income	1,123	4,285
Total shareholders’ equity	87,020	93,994
	$592,753	$596,389

Ratios:
Nonperforming loans and leases to total loans and leases	0.77%	2.12%
Net chargeoffs to average loans and leases (annualized)	0.25%	0.93%
Allowance for loan and lease losses to total loans and leases	2.08%	2.24%

American River Bank Capital Ratios:
Leverage Capital Ratio	11.90%	12.64%
Tier 1 Risk-Based Capital Ratio	22.01%	23.54%
Total Risk-Based Capital Ratio	23.26%	24.80%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	11.88%	12.82%
Tier 1 Risk-Based Capital Ratio	21.95%	23.87%
Total Risk-Based Capital Ratio	23.20%	25.13%
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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2013	2012	Change	2013	2012	Change
Interest income	$4,922	$5,131	(4.1)%	$18,881	21,299	(11.4)%
Interest expense	347	440	(21.1)%	1,490	1,894	(21.3)%
Net interest income	4,575	4,691	(2.5)%	17,391	19,405	(10.4)%
Provision for loan and lease losses	0	0	%	200	1,365	(85.3)%
Total noninterest income	480	675	(28.9)%	2,015	2,774	(27.4)%
Total noninterest expense	3,741	4,365	(14.3)%	14,891	16,747	(11.1)%
Income before provision for income taxes	1,314	1,001	31.3%	4,315	4,067	6.1%
Provision for income taxes	424	131	223.7%	1,258	860	46.3%
Net income	$890	$870	2.3%	$3,057	3,207	(4.7)%

Basic earnings per share	$0.10	$0.09	11.1%	$0.34	0.34	—%
Diluted earnings per share	$0.10	$0.09	11.1%	$0.34	0.34	—%
Average diluted shares outstanding	8,650,879	9,307,442		8,894,267	9,491,636

Net interest margin as a percentage of average earning assets	3.44%	3.80%		3.45%	3.91%

Operating Ratios:
Return on average assets	0.58%	0.58%		0.52%	0.55%
Return on average equity	3.97%	3.68%		3.38%	3.42%
Return on average tangible equity	4.86%	4.46%		4.13%	4.15%
Efficiency ratio (fully taxable equivalent)	73.01%	79.71%		75.61%	73.69%
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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

Trailing Five Quarters

(Dollars in thousands, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2013	2013	2013	2013	2012
Interest income	$4,922	$4,757	$4,551	$4,651	$5,131
Interest expense	347	361	375	407	440
Net interest income	4,575	4,396	4,176	4,244	4,691
Provision for loan and lease losses	0	0	100	100	0
Total noninterest income	480	462	448	625	675
Total noninterest expense	3,741	3,536	3,612	4,002	4,365
Income before provision for income taxes	1,314	1,322	912	767	1,001
Provision for income taxes	424	429	260	145	131
Net income	$890	$893	$652	$622	$870

Basic earnings per share	$0.10	$0.10	$0.07	$0.07	$0.09
Diluted earnings per share	$0.10	$0.10	$0.07	$0.07	$0.09

Net interest margin as a percentage of average earning assets	3.44%	3.44%	3.41%	3.53%	3.80%

Average diluted shares outstanding	8,650,879	8,817,287	8,898,125	9,220,617	9,307,442
Shares outstanding-end of period	8,489,247	8,833,562	8,833,562	9,105,729	9,327,203

Operating Ratios (annualized):
Return on average assets	0.58%	0.60%	0.45%	0.43%	0.58%
Return on average equity	3.97%	4.01%	2.87%	2.70%	3.68%
Return on average tangible equity	4.86%	4.92%	3.50%	3.28%	4.46%
Efficiency ratio (fully taxable equivalent)	73.01%	71.72%	76.85%	80.95%	79.71%

13

American River Bankshares

Analysis of Net Interest Margin on Earning Assets

(Taxable Equivalent Basis)

(Dollars in thousands)

Three months ended December 31,	2013			2012
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
ASSETS
Loans and leases	$254,822	$3,492	5.44%	$266,006	$4,032	6.03%
Taxable investment securities	252,644	1,225	1.92%	200,891	880	1.74%
Tax-exempt investment securities	27,143	272	3.98%	29,970	288	3.82%
Corporate stock	59	—	0.00%	9	—	0.00%
Interest-bearing deposits in banks	1,000	1	0.40%	815	—	0.00%
Total earning assets	535,668	4,990	3.70%	497,691	5,200	4.16%
Cash & due from banks	31,460			51,878
Other assets	42,574			50,185
Allowance for loan & lease losses	(5,508)			(6,035)
	$604,194			$593,719

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$196,499	$114	0.23%	$181,027	$141	0.31%
Savings	52,346	12	0.09%	52,452	26	0.20%
Time deposits	92,536	153	0.66%	98,173	195	0.79%
Other borrowings	16,000	68	1.69%	18,000	78	1.72%
Total interest bearing liabilities	357,381	347	0.39%	349,652	440	0.50%
Noninterest bearing demand deposits	151,710			143,649
Other liabilities	6,179			6,403
Total liabilities	515,270			499,704
Shareholders’ equity	88,924			94,015
	$604,194			$593,719
Net interest income & margin		$4,643	3.44%		$4,760	3.80%

Twelve months ended December 31,	2013			2012
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
ASSETS
Loans and leases	$252,807	$14,191	5.61%	$282,136	$16,687	5.91%
Taxable investment securities	229,518	3,822	1.67%	191,861	3,708	1.93%
Tax-exempt investment securities	28,607	1,142	3.99%	29,535	1,190	4.03%
Corporate stock	38	12	31.58%	9	4	44.44%
Interest-bearing deposits in banks	898	3	0.33%	992	8	0.81%
Total earning assets	511,868	19,170	3.75%	504,533	21,597	4.28%
Cash & due from banks	37,609			41,010
Other assets	46,703			47,853
Allowance for loan & lease losses	(5,769)			(6,407)
	$590,411			$586,989

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$185,671	$475	0.26%	$182,379	$658	0.36%
Savings	51,432	67	0.13%	50,976	114	0.22%
Time deposits	95,415	655	0.69%	99,548	838	0.84%
Other borrowings	16,811	293	1.74%	16,309	284	1.74%
Total interest bearing liabilities	349,329	1,490	0.43%	349,212	1,894	0.54%
Noninterest bearing demand deposits	144,710			138,188
Other liabilities	5,978			5,851
Total liabilities	500,017			493,251
Shareholders’ equity	90,394			93,738
	$590,411			$586,989
Net interest income & margin		$17,680	3.45%		$19,703	3.91%
14